Exhibit 99.1

The Sponsor’s Portfolio Data

Delinquencies, Repossessions, Bankruptcies and Net Losses

For Ally Bank’s U.S. consumer automotive portfolio of new and used retail car and light truck receivables, the table on the following page shows Ally Bank’s experience for both new and used retail car and light truck receivables on a combined basis for:

•	delinquencies,

•	repossessions,

•	bankruptcies, and

•	net losses.

Fluctuations in delinquencies, repossessions, bankruptcies and net losses generally follow trends in the overall economic environment and may be affected by such factors as:

•	competition for obligors,

•	the supply and demand for both new and used cars and light trucks,

•	consumer debt burden per household, and

•	personal bankruptcies.

Ally Bank’s delinquencies and losses increased beginning in 2011 and continued through the second quarter of 2018. These increases are consistent with expectations and reflective of a growing asset base and a more balanced and profitable asset composition.

There can be no assurance that the delinquency, repossession, bankruptcy and net loss experience on the receivables will be comparable to that set forth below or that the factors or beliefs described above will remain applicable. For a description of how the sponsor defines a delinquent receivable, see “The Receivables Pool—Asset Representations Review—Asset Representations Review Delinquency Trigger” in the prospectus.

New and Used Car and Light Truck Contracts	Six Months Ended June 30,		Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Total Retail Contracts Outstanding at the End of the Period (excluding bankruptcies) (in thousands)
New Vehicles (in thousands)	1,250	1,114	1,173	1,171	1,204	1,171	1,174
Used Vehicles (in thousands)	1,608	1,099	1,299	976	769	613	480
Total (in thousands)	2,858	2,213	2,472	2,147	1,973	1,784	1,654
Month-End Delinquency Dollars(1)
31-60 Days	1.63%	1.22%	1.79%	1.26%	0.89%	0.80%	0.69%
61-90 Days	0.33%	0.24%	0.38%	0.26%	0.19%	0.15%	0.14%
91-120 Days	0.06%	0.05%	0.07%	0.06%	0.03%	0.03%	0.03%
121 Days or More	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Repossessions as a Percent of Average Number of Contracts Outstanding (including bankruptcies)	1.95%	1.54%	1.69%	1.15%	0.84%	0.77%	0.66%
Net Losses as a Percent of Liquidations	1.59%	1.25%	1.38%	0.83%	0.53%	0.50%	0.45%
Net Losses as a Percent of Average Gross Receivables	0.68%	0.56%	0.59%	0.39%	0.27%	0.26%	0.23%
Net Losses as a Percent of Average Net Receivables(2)	0.93%	0.73%	0.87%	0.54%	0.34%	0.31%	0.31%
Total Retail Contracts Outstanding at End of the Period (including bankruptcies) (in thousands)	2,891	2,235	2,499	2,167	1,987	1,797	1,666
Bankruptcies as a Percent of Average Number of Contracts Outstanding (including bankruptcies)	1.12%	0.93%	0.98%	0.84%	0.72%	0.69%	0.64%
Bankruptcies Month-End Delinquency Dollars—31 Days or More	0.28%	0.22%	0.26%	0.22%	0.16%	0.14%	0.15%

(1)	Month-end delinquency dollars represent the remaining principal balance as of the ledger closing date for the month.
(2)	Net Losses as a Percent of Average Net Receivables is an accounting-based metric and, therefore, reflects write-downs that occur based on Federal Financial Institutions Examination Council guidance.

New and Used Car and Light Truck Contracts	Six Months Ended June 30,		Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Average Bankruptcies	30,797	20,567	22,610	17,717	13,417	12,066	10,444
Average Retail Contracts (including bankruptcies)	2,748,827	2,220,558	2,299,989	2,100,781	1,869,607	1,741,445	1,620,298

Our current practice is generally to write off receivables, other than those with respect to which the related obligor is in bankruptcy, at the point amounts are deemed to be uncollectible or have been repossessed and sold. We will normally begin repossession activity once the receivable becomes 60 days past due. The “Month-End Delinquency Dollars” represent the remaining principal balance (adjusted for write-downs) as of the ledger closing date for the month. The “Net Losses as a Percent of Liquidations” and the “Net Losses as a Percent of Average Gross Receivables” percentages in the preceding table are based on the gross balance of the receivables, which includes unearned finance charges. Liquidations represent all reductions to the receivables based on cash receipts from all sources as well as charge-offs. The “Net Losses as a Percent of Average Net Receivables” percentages in the preceding table are based on the net balance of the receivables, which is the principal amount outstanding less unearned income. Unearned income, which includes unearned rate support received from an automotive manufacturer on certain automotive contracts and deferred origination fees reduced by origination costs, is amortized over the contractual life of the related receivable or retail instalment sale contract using the effective interest method. The “Bankruptcies as a Percent of Average Number of Contracts Outstanding (including bankruptcies)” percentages in the preceding table represent the number of bankruptcies on the last day of each month and averaged for the indicated period divided by the number of receivables outstanding on the last day of each month and averaged for the indicated period.

The “Repossessions as a Percent of Average Number of Contracts Outstanding (including bankruptcies),” “Net Losses as a Percent of Average Gross Receivables” and “Net Losses as a Percent of Average Net Receivables” for the six months ended June 30, 2017 and 2018 are reported as annualized rates, which may not reflect the actual annual results.

The “Net Losses as a Percent of Average Net Receivables” represent accounting write-downs net of recoveries on Ally Bank’s U.S. automotive portfolio of new and used retail car and light and medium duty truck receivables. Net losses include the initial write-down to estimated fair market value of all repossessed vehicles in the month of repossession, as well as accounts that are 120 days past due and bankruptcies that are 60 days past due and past notification.

The “Average Bankruptcies” is the number of receivables in bankruptcy outstanding on the last day of each month and averaged for the indicated period.

The “Average Retail Contracts (including bankruptcies)” is calculated by averaging the month-end retail contracts outstanding (including bankruptcies) for each month in the indicated period.